REPORT OF VOTE BY PROXY COMMITTEE

                  CCB FINANCIAL CORPORATION

             1997 ANNUAL MEETING OF SHAREHOLDERS

I. We, the undersigned, have been duly appointed, jointly and severally, to vote at the Annual Meeting of the Shareholders of CCB Financial Corporation the shares of common stock of CCB Financial Corporation standing in the name of the shareholders of record at the close of business on February 28, 1997 who have filed valid appointments of proxy with the Secretary.

II.We, the undersigned, have been duly authorized, jointly and severally, to vote the shares of common stock of CCB
   Financial Corporation evidenced by valid appointments of proxy filed with the Secretary representing 13,422,803 shares of the total of 15,769,080 shares entitled to vote at such meeting, and we do hereby vote the total shares so presented as follows:

                           FOR       AGAINST    ABSTAIN
   Proposal No. 1:      9,465,324   1,996,787   114,855

                           FOR       AGAINST    ABSTAIN
   Proposal No. 2:      9,154,611   2,041,862   123,888

   Proposal No. 3 - Election of Directors:

            NOMINEE                  FOR        WITHHELD

       One-Year Term:
       John M. Barnhardt          13,360,785     62,017
       James B. Brame, Jr.        13,360,885     61,917
       W. L. Burns, Jr.           13,360,098     62,704
       David B. Jordan            13,357,474     65,328
       Eric B. Munson             13,354,518     68,284
       Miles J. Smith, Jr.        13,357,680     65,122
       Jimmy K. Stegall           13,359,937     62,865


   Proposal No. 3 - Election of Directors Continued

            NOMINEE                  FOR        WITHHELD

       Two-Year Term
       Timothy B. Burnett         13,360,874     61,928
       Owen G. Kenan              13,360,335     62,467
       Bonnie McElveen-Hunter     12,692,151    730,651
       George J. Morrow           12,718,199    704,603
       Ernest C. Roessler         13,360,785     62,017
       H. Allen Tate, Jr.         13,358,530     64,272
       Three-Year Term:
       J. Harper Beall, III       13,360,885     61,917
       Edward S. Holmes           13,353,237     69,565
       Eugene J. McDonald         13,358,075     64,727
       Hamilton W. McKay, Jr.     13,359,648     63,154
       James L. Williamson        13,360,783     62,019
       Phail Wynn, Jr.            13,355,661     67,141

                           FOR       AGAINST    ABSTAIN
   Proposal No. 4:      13,259,691    38,792    124,319


   WITNESS our signatures this 15th day of April, 1997.


/s/ LEO P. PYLYPEC
Leo P. Pylypec


/s/ W. HAROLD PARKER, JR.
W. Harold Parker, Jr.


/s/ MANUEL L. ROJAS
Manuel L. Rojas